UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

 (Amendment No. 1)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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SAVE FOODS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Save Foods, Inc.

HaPardes 134 (Meshek Sander)

Neve Yarak, Israel, 4994500

August 24, 2022

Dear Stockholders:

As you are aware, the 2022 annual meeting of the stockholders (the “2022 Annual Meeting”) of Save Foods, Inc. (“we” or “our”) will be held on Monday, August 29, 2022 at 4:30 p.m. (local time), at the offices of the Company’s legal counsel, Meitar | Law Offices, located at 16 Abba Hillel Road, 10th floor, Ramat Gan 5250608, Israel. The information in this letter is intended to amend certain information included in the definitive proxy statement relating to the 2022 Annual Meeting, which was filed with the Securities and Exchange Commission on July 18, 2022 (the “Proxy Statement”).

Quorum Requirement

Despite the Company’s diligent efforts and as of August 24, 2022, the Company believes it will be unable to obtain a quorum of a majority of the shares entitled to vote, present in person or represented by proxy, for the 2022 Annual Meeting. Accordingly, in order to facilitate the timely transaction of business at the 2022 Annual Meeting, on August 23, 2022, the board of directors of the Company (the “Board”) approved the Amended and Restated Bylaws of the Company in order to reduce the requisite quorum such that the 2022 Annual Meeting may proceed with formal business on August 29, 2022, provided that it satisfies a quorum of at least 33.33% of the voting power of all of the shares of the stock entitled to vote at the 2022 Annual Meeting, present in person or by proxy.

A majority of our stockholders hold their shares in “street name.” These stockholders are beneficial owners of shares registered in the name of a broker, bank or other nominee. If you are a beneficial owner of shares held in street name and do not provide the nominee that holds your shares with specific voting instructions, the nominee may generally vote your shares in its discretion on “discretionary” or “routine” matters. Unless our stockholders who beneficially own shares in street name provide these nominees with specific voting instructions to vote their shares, the shares of common stock registered in the name of such nominees will not be counted toward such quorum.

We believe that by reducing the quorum requirement from a majority of our shares entitled to vote to at least 33.33% of our shares entitled to vote, we will have the ability to reach a quorum and convene the 2022 Annual Meeting, as well as future meetings of the Company’s stockholders. As of August 24, 2022, approximately 35% of our voting power entitled to vote at the 2022 Annual meeting was represented by proxy, constituting a quorum pursuant to the Amended and Restated Bylaws.

Additional Information

This letter should be read in conjunction with the Proxy Statement, which we encourage you to read carefully and in its entirety before making a voting decision. To the extent that information in this letter differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

For the avoidance of any doubt, neither the record date for the 2022 Annual Meeting nor the meeting date for the 2022 Annual Meeting will be impacted by the changes discussed herein.

Your vote is very important. Whether or not you plan to attend the 2022 Annual Meeting, we encourage you to read the Proxy Statement, as supplemented hereby, and submit your proxy or voting instructions as soon as possible. For instructions on how to vote your shares, please refer to the Proxy Statement or, if your shares are held in street name, the instructions provided by your bank, broker or nominee.

We look forward to seeing you at the 2022 Annual Meeting.

Sincerely,

/s/ David Palach
David Palach
Chief Executive Officer